Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Colonial Properties Trust of our report dated March 1, 2004, except for Notes 3 and 7, as to which the date is November 30, 2004 relating to the financial statements and financial statement schedules, which appears in Colonial Properties Trust’s Current Report on Form 8-K filed December 9, 2004. We also consent to the incorporation by reference of our reports dated December 1, 2004 (Roberts Realty Properties), December 3, 2004 (Colonial Grand at Arringdon), November 19, 2004 (South Florida Retail Properties), December 1, 2004 (Colonial Village at Patterson Place, formerly North Creek Apartments, and Colonial Village at Beverly Crest, formerly Montclair Parc) and November 24, 2004 (Village on the Parkway), relating to the historical summaries of revenues and direct operating expenses for the year ended December 31, 2003, which appear in Colonial Properties Trust’s Current Report on Form 8-K filed December 20, 2004. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLC
Birmingham, Alabama
February 9, 2005